Consolidated Water Reports Third Quarter 2022 Results

GEORGE TOWN, Grand Cayman, Cayman Islands, November 14, 2022 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, reported results for the third quarter and nine months ended September 30, 2022. All comparisons are to the same year-ago period unless otherwise noted.

The company will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

Third Quarter 2022 Financial Highlights

●	Total revenue increased 53% to $25.1 million.
●	Retail revenue increased 20% to $6.3 million.
●	Bulk revenue increased 26% to $8.7 million.
●	Services revenue increased 172% to $8.7 million.
●	Net income from continuing operations attributable to company stockholders was $824,000 or $0.05 per share.
●	Paid quarterly cash dividend of $0.085 per share ($0.34 on an annualized basis), totaling $1.2 million in dividends in the third quarter of 2022.
●	As of September 30, 2022, cash and cash equivalents totaled $51.1 million, up $2.0 million from $49.1 million as of June 30, 2022, with working capital at $71.1 million, debt of only $0.2 million, and stockholders’ equity totaling $158.8 million.
●	Secured a $10 million revolving credit line with Scotia Bank to assist with short-term financing and working capital needs.

Third Quarter 2022 Operational Highlights

●	Commenced construction of $82 million advanced water treatment plant in Goodyear, Arizona.
●	Completed the design and preliminary construction permitting for the 2.64 million gallon per day seawater desalination plant in the Cayman Islands.
●	In August, all COVID-related travel restrictions to enter the Cayman Islands were eliminated by the Cayman Islands government, indicating that the 2023 tourist season and the associated volume of water sold will return to more historical levels.

Management Commentary

“Our 53% increase in revenue in Q3 reflected strong growth across three of our four business segments,” commented Consolidated Water CEO, Rick McTaggart. “However, certain higher G&A expenses last quarter affected net income, including employee bonus accruals resulting from our strengthened financial performance, higher salaries due to cost-of-living increases that were given earlier this year, and bank fees related to the transfer of our profits from our Bahamas subsidiary.

“Our retail water segment benefited from a 14% increase in the volume of water sold in Grand Cayman that was due to the continued return of tourist activity to the Cayman Islands. Our services segment revenue increased by $5.5 million, due primarily to PERC Water’s ongoing construction of an $82 million advanced water treatment plant in Goodyear, Arizona. We anticipate reporting additional revenue from this project in the fourth quarter and throughout 2023, and until the construction is completed by June 2024 as planned.

“Also in Q3, we completed the design and preliminary permitting activities for the new desalination plant we are constructing on Grand Cayman under the 10-year design, build and operate contract with the island’s water authority. While the revenue generated by the design phase of this project was minimal in Q3, we broke ground last month and expect to recognize significant additional revenue beginning in the fourth quarter.

“We expect revenue generated over the approximate 11.5-year term of the water authority contract to total about $20 million (based on January 2022 values). We expect the majority of the revenue to be generated by the construction and sale of the plant during the first 18 months, with the rest earned from bulk water sales over the following 10 years.

“We are finally seeing some increased activity in the Caribbean market for seawater desalination and are following some opportunities there. We are also awaiting the resolution of the design, build, operate bidding process for a 1.7 million gallon per day seawater plant in Honolulu, Hawaii, which has been extended to the end of this year.

“Our California-based subsidiary, PERC Water, has been working on some exciting wastewater recycling projects in the Southwestern U.S. In October, we announced that PERC was awarded an expanded 10-year, $49.2 million contract to operate and maintain two advanced water treatment facilities in Southern California.

“This milestone win is the longest-term operation and maintenance contract PERC has ever signed, and represents an affirmation of the world-class services that PERC provides. This win also supports our plans for growing this segment of our business in the Western U.S., a region that has been experiencing unprecedented drought conditions.

“Also in October, we exercised our option to purchase the remaining 39% minority interest in PERC. The purchase price will be based upon a third-party valuation which is currently underway.

“While we saw some quarterly and year-over-year growth in our manufacturing segment in Q3, it continued to be held back by supply chain constraints as well as challenging economic conditions that increased costs. However, we began to see improvement last month, which allowed us to advance more of our large order backlog through the manufacturing process. Our contracted manufacturing backlog increased over the past three months to a record $20 million, and we anticipate most of this will be booked as revenue next year.

“Looking ahead with our retail water operations, while visitor numbers to the Cayman Islands remain below pre-COVID-19 levels, we are encouraged by recent indications that the 2023 tourist season will return to more historical levels. In August, all COVID-related restrictions for travel to the Cayman Islands were eliminated by the Cayman Islands government. Then earlier this month, Cayman Airlines resumed its nonstop flights from Los Angeles to Grand Cayman.

“In all, we see many positive factors driving continued growth for Consolidated Water over the coming quarters, from continued recovery of tourism in Grand Cayman and ongoing construction projects there and in the U.S., to our manufacturing backlog and the increased project bidding activity in the U.S. and the Caribbean. We expect that the more than $150 million in major multi-year projects that we secured this year will have a greater positive impact to our earnings in future quarters, while supporting our outlook for continued growth in our services segment. All of these activities and trends represent strong catalysts for growth and positive returns ahead.”

Third Quarter 2022 Financial Summary

Revenue for the third quarter of 2022 was $25.1 million, up 53% compared to $16.4 million in the same year-ago period. The increase was primarily driven by increases of $1.0 million in the retail segment, $1.8 million in the bulk segment, $5.5 million in the services segment and $291,000 in the manufacturing segment.

The increase in retail revenue reflects a 14% increase in the volume of water sold. The retail revenue also increased as a result of higher energy costs that increased the energy pass-through component of the company’s water rates, as well as a more favorable rate mix.

The increase in bulk segment revenue was attributable to an increase in energy costs for CW-Bahamas, which increased the energy pass-through component of CW-Bahamas’ rates.

The increase in services segment revenue was due to increases in both plant design and construction revenue and operating and maintenance revenue, with most of the revenue increase resulting from PERC’s progress on its contract with Liberty Utilities for the construction of a water treatment plant in Goodyear, Arizona.

The increase in manufacturing segment revenue was due to slightly greater project activity.

Gross profit for the third quarter of 2022 was $6.8 million or 27.3% of total revenue, up 20% from $5.7 million or 34.7% of total revenue for the same year-ago period.

Net income from continuing operations attributable to Consolidated Water stockholders for the third quarter of 2022 was $824,000 or $0.05 per basic and diluted share, compared to net income of $1.4 million or $0.09 per basic and diluted share for the same year-ago period.

Net income attributable to Consolidated Water stockholders for the third quarter of 2022, which includes the results of discontinued operations, was $318,000 or $0.02 per basic and fully diluted share, up from net income of $286,000 or $0.02 per basic and fully diluted share for the same year-ago period.

Cash and cash equivalents totaled $51.1 million as of September 30, 2022, as compared to $49.1 million as of June 30, 2022. The increase was due to cash generated from operating activities.

First Nine Months 2022 Financial Summary

Revenue for the first nine months of 2022 was $65.7 million, up 31% compared to $50.2 million in the same year-ago period. The increase was primarily driven by increases of $2.5 million in the retail segment, $4.6 million in the bulk segment, $8.0 million in the services segment and $345,000 in the manufacturing segment.

Retail revenue increased primarily due to a 10% increase in the volume of water sold. The retail revenue also increased as a result of higher energy costs that increased the energy pass-through component of the company’s water rates, as well as a more favorable rate mix.

The increase in bulk segment revenue was due to an increase in energy costs for CW-Bahamas, which increased the energy pass-through component of CW-Bahamas’ rates and, to a lesser extent, an increase of 4% in the volume of water sold by CW-Bahamas.

The increase in services segment revenue was due to increases in both plant design and construction revenue and operating and maintenance revenue, with most of the revenue increase resulting from PERC’s progress on its contract with Liberty Utilities for the construction of a water treatment plant in Goodyear, Arizona.

The increase in manufacturing segment revenue was due to slightly greater project activity.

Gross profit for the first nine months of 2022 was $21.5 million or 32.7% of total revenue, up 20% from $17.9 million or 35.6% of total revenue in the same year-ago period.

Net income from continuing operations attributable to stockholders for the first nine months of 2022 was $5.9 million or $0.38 per basic and diluted share, compared to net income of $1.2 million or $0.07 per basic and diluted share in the same year-ago period.

Net income attributable to Consolidated Water stockholders for the first nine months of 2022, which includes the results of discontinued operations, was $4.3 million or $0.28 per basic and fully diluted share, up from a net loss of $390,000 or $(0.03) per basic and fully diluted share in the same year-ago period.

Third Quarter Segment Results

	Three Months Ended September 30, 2022
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$6,274,650	$8,667,931	$8,731,124	$1,378,000	$25,051,705
Cost of revenue	3,231,973	6,446,549	7,333,982	1,195,428	18,207,932
Gross profit	3,042,677	2,221,382	1,397,142	182,572	6,843,773
General and administrative expenses	3,818,459	473,534	936,708	381,949	5,610,650
Gain on asset dispositions	1,499	2,000	—	—	3,499
Income (loss) from operations	$(774,283)	$1,749,848	$460,434	$(199,377)	1,236,622
Other income (loss), net					(168,980)
Income before income taxes					1,067,642
Income tax provision					26,616
Net income from continuing operations					1,041,026
Income from continuing operations attributable to non-controlling interests					217,415
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					823,611
Loss from discontinued operations					(505,917)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$317,694

	Three Months Ended September 30, 2021
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$5,247,042	$6,868,134	$3,210,584	$1,087,386	$16,413,146
Cost of revenue	2,745,796	4,628,386	2,410,430	937,935	10,722,547
Gross profit	2,501,246	2,239,748	800,154	149,451	5,690,599
General and administrative expenses	3,067,696	313,420	758,540	219,384	4,359,040
Gain on asset dispositions	612	—	—	—	612
Income (loss) from operations	$(565,838)	$1,926,328	$41,614	$(69,933)	1,332,171
Other income, net					152,168
Income before income taxes					1,484,339
Income tax benefit					(11,230)
Net income from continuing operations					1,495,569
Income attributable to non-controlling interests					131,609
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					1,363,960
Loss from discontinued operations					(1,078,367)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$285,593

First Nine Months Segment Results

	Nine Months Ended September 30, 2022
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$19,114,653	$24,442,324	$18,530,427	$3,589,333	$65,676,737
Cost of revenue	9,404,124	16,781,251	14,849,029	3,177,299	44,211,703
Gross profit	9,710,529	7,661,073	3,681,398	412,034	21,465,034
General and administrative expenses	10,613,975	1,187,909	2,554,721	1,046,853	15,403,458
Gain on asset dispositions	2,699	2,000	16,538	—	21,237
Income (loss) from operations	$(900,747)	$6,475,164	$1,143,215	$(634,819)	6,082,813
Other income, net					548,729
Income before income taxes					6,631,542
Income tax provision					83,041
Net income from continuing operations					6,548,501
Income from continuing operations attributable to non-controlling interests					691,042
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					5,857,459
Loss from discontinued operations					(1,533,064)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$4,324,395

	Nine Months Ended September 30, 2021
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$16,633,137	$19,826,075	$10,514,669	$3,244,106	$50,217,987
Cost of revenue	8,235,699	13,170,333	8,010,767	2,919,226	32,336,025
Gross profit	8,397,438	6,655,742	2,503,902	324,880	17,881,962
General and administrative expenses	9,757,179	994,779	2,152,145	943,727	13,847,830
Gain (loss) on asset dispositions and impairments, net	(246,028)	1,500	(433)	(2,900,000)	(3,144,961)
Income (loss) from operations	$(1,605,769)	$5,662,463	$351,324	$(3,518,847)	889,171
Other income, net					699,890
Income before income taxes					1,589,061
Income tax benefit					(20,735)
Net income from continuing operations					1,609,796
Income from continuing operations attributable to non-controlling interests					457,540
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					1,152,256
Loss from discontinued operations					(1,542,540)
Net loss attributable to Consolidated Water Co. Ltd. stockholders					$(390,284)

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, followed by a question-and-answer period.

Date: Tuesday, November 15, 2022

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 8640208

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through November 22, 2022, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 8640208

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company operates water production facilities in the Cayman Islands, The Bahamas and the British Virgin Islands and operates water treatment facilities in the United States. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; (v) the possible adverse impact of the COVID-19 virus on the company’s business; and (vi) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
dsasnett@cwco.com

Investor Relations Contact
Ron Both or Grant Stude
CMA
Tel (949) 432-7566
Email Contact

Media Contact:
Tim Randall
CMA
Tel (949) 432-7572
Email Contact

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$51,085,289	$40,358,059
Certificate of deposit	—	2,500,000
Accounts receivable, net	24,352,487	27,349,307
Inventory	4,053,662	2,504,832
Prepaid expenses and other current assets	4,696,845	2,558,822
Contract assets	1,658,912	489,961
Net asset arising from put/call options	157,000	128,000
Current assets of discontinued operations	500,661	1,173,741
Total current assets	86,504,856	77,062,722
Property, plant and equipment, net	50,236,746	52,946,539
Construction in progress	2,618,972	710,863
Inventory, noncurrent	4,882,659	4,733,010
Investment in OC-BVI	1,538,743	1,715,905
Goodwill	10,425,013	10,425,013
Intangible assets, net	2,959,166	3,401,666
Operating lease right-of-use assets	2,179,159	2,681,137
Other assets	2,525,864	2,204,013
Long-term assets of discontinued operations	21,139,574	21,146,186
Total assets	$185,010,752	$177,027,054

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$6,332,647	$2,831,925
Accounts payable - related parties	569,088	163,947
Accrued compensation	2,061,131	1,435,542
Dividends payable	1,377,540	1,320,572
Current maturities of operating leases	555,300	592,336
Current portion of long-term debt	85,533	62,489
Contract liabilities	3,753,488	513,878
Deferred revenue	408,534	583,646
Current liabilities of discontinued operations	237,675	182,322
Total current liabilities	15,380,936	7,686,657
Long-term debt, noncurrent	145,852	152,038
Deferred tax liabilities	1,114,809	1,236,723
Noncurrent operating leases	1,721,643	2,137,394
Other liabilities	141,000	141,000
Long-term liabilities of discontinued operations	691	7,819
Total liabilities	18,504,931	11,361,631
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 34,409 and 28,635 shares, respectively	20,645	17,181
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,292,108 and 15,243,693 shares, respectively	9,175,265	9,146,216
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	88,614,319	87,812,432
Retained earnings	61,020,487	60,603,056
Total Consolidated Water Co. Ltd. stockholders' equity	158,830,716	157,578,885
Non-controlling interests	7,675,105	8,086,538
Total equity	166,505,821	165,665,423
Total liabilities and equity	$185,010,752	$177,027,054

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$25,051,705	$16,413,146	$65,676,737	$50,217,987
Cost of revenue (including purchases from related parties of $685,481 and $104,813 for the three months ended, and $2,165,850 and $390,196 for the nine months ended, September 30, 2022 and 2021, respectively)	18,207,932	10,722,547	44,211,703	32,336,025
Gross profit	6,843,773	5,690,599	21,465,034	17,881,962
General and administrative expenses (including purchases from related parties of $24,231 and $24,231 for the three months ended, and $72,693 and $52,959 for the nine months ended, September 30, 2022 and 2021, respectively)	5,610,650	4,359,040	15,403,458	13,847,830
Gain (loss) on asset dispositions and impairments, net	3,499	612	21,237	(3,144,961)
Income from operations	1,236,622	1,332,171	6,082,813	889,171

Other income (expense):
Interest income	56,701	168,880	348,304	503,889
Interest expense	(2,042)	(2,216)	(8,847)	(7,714)
Profit-sharing income from OC-BVI	6,075	6,075	24,300	16,200
Equity in the earnings of OC-BVI	19,921	17,717	71,238	44,223
Net unrealized gain (loss) on put/call options	(247,000)	(54,000)	29,000	108,000
Other	(2,635)	15,712	84,734	35,292
Other income (expense), net	(168,980)	152,168	548,729	699,890
Income before income taxes	1,067,642	1,484,339	6,631,542	1,589,061
Income tax provision (benefit)	26,616	(11,230)	83,041	(20,735)
Net income from continuing operations	1,041,026	1,495,569	6,548,501	1,609,796
Income from continuing operations attributable to non-controlling interests	217,415	131,609	691,042	457,540
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	823,611	1,363,960	5,857,459	1,152,256
Loss from discontinued operations	(505,917)	(1,078,367)	(1,533,064)	(1,542,540)
Net income (loss) attributable to Consolidated Water Co. Ltd. stockholders	$317,694	$285,593	$4,324,395	$(390,284)

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.05	$0.09	$0.38	$0.07
Discontinued operations	(0.03)	(0.07)	(0.10)	(0.10)
Basic earnings (loss) per share	$0.02	$0.02	$0.28	$(0.03)

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.05	$0.09	$0.38	$0.07
Discontinued operations	(0.03)	(0.07)	(0.10)	(0.10)
Diluted earnings (loss) per share	$0.02	$0.02	$0.28	$(0.03)

Dividends declared per common and redeemable preferred shares	$0.085	$0.085	$0.255	$0.255

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,290,597	15,209,432	15,287,233	15,204,220
Diluted earnings per share	15,450,276	15,351,882	15,440,261	15,345,120